EXHIBIT 3.2

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TOUCHSTONE MINING LIMITED

ARTICLE I
NAME

On the effective date hereof, the name of the Corporation shall be 22nd Century Group, Inc.

ARTICLE II
RESIDENT AGENT AND REGISTERED OFFICE

The name and address of the Corporation’s resident agent for service of process is Vcorp Services, LLC, 4675 W. Teco Avenue, Suite 240, Las Vegas, NV 89118

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
CAPITAL STOCK

4.1           Number of Authorized Shares; Par Value. The aggregate number of shares which the Corporation shall have authority to issue is three hundred ten million (310,000,000) shares, of which three hundred million (300,000,000) shares shall be designated as Common Stock, $0.00001 par value per share, and of which ten million (10,000,000) shall be designated as Preferred Stock, $0.00001 par value per share.

4.2           Preferred Stock.  The Preferred Stock may be issued at any time or from time to time, in any one or more series, and any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or no voting powers, and such designations, preferences and relative, participating, options or other special rights and qualifications, limitations or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the board of directors of the Corporation, with the board of directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law.

ARTICLE V
DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, which shall consist of at least one director. Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the bylaws; provided, however that the number of directors shall not exceed ten.

ARTICLE VI
DIRECTORS’ AND OFFICERS’ LIABILITY

6.1           Elimination of Liability.  Directors or officers of the Corporation shall not be individually liable to the Corporation, its stockholders or creditors to the fullest extent permitted by the laws of the State of Nevada.  In the event that the laws of the State of Nevada are amended to authorize the further elimination or limitation of liability of directors or officers following the date hereof, then this Article VI shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by the laws of the State of Nevada, as so amended.

6.2           Mandatory Indemnification.  The Corporation shall indemnify directors, officers, employees and agents of the Corporation to the fullest extent permitted by the laws of the State of Nevada as the same exists or may hereafter be amended from time to time.

6.3           Mandatory Payment of Expenses.  The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized by the laws of the State of Nevada.

6.4           Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

ARTICLE VII
EFFECTIVE DATE

These Amended and Restated Articles of Incorporation shall be effective upon filing.

ARTICLE VIII
AMENDMENT OR REPEAL

The Corporation reserves the right to amend, alter, change or repeal any provisions of these Articles of Incorporation in the manner now or hereafter prescribed by statutes and all rights, except to the extent specifically provided for in Article VI above, conferred by these Articles are granted subject to this reservation.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its President on this 22nd day of November, 2010.

TOUCHSTONE MINING LIMITED

By:	/s/ David Rector
Name: David Rector
Title: President